NEWS RELEASE

May 7, 2019

NCR Announces First Quarter 2019 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2019. First quarter and other recent highlights include:

•	Revenue of $1.54 billion, up 1% as reported and up 4% constant currency

•	Banking revenue up 5% as reported; Recurring revenue up 3% as reported

•	Net income attributable to NCR of $37 million; Adjusted EBITDA of $218 million

•	GAAP diluted EPS of $0.20; Non-GAAP diluted EPS of $0.48

•	Program to achieve at least $100 million cost savings in 2019 is on track

•	2019 guidance reaffirmed

“Our first quarter results represent a solid start to the year and keep us on track to achieve our full year targets,” said Michael Hayford, President and Chief Executive Officer. “Our performance included a return to growth and a strong quarter in our banking segment. We continue to improve execution and are making progress on the targeted investments needed to accelerate our mix shift towards higher margin software, services and recurring revenues. We remain confident our strategy will strengthen our long term growth profile and deliver increased value and competitive advantage to our customers.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

First Quarter 2019 Operating Results

Revenue
First quarter revenue of $1,536 million was up 1% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 3%. The following table shows revenue for the first quarter:

$ in millions	Q1 2019	Q1 2018	% Change	% Change Constant Currency
Banking	$758	$721	5%	9%
Retail	511	521	(2%)	1%
Hospitality	193	204	(5%)	(4%)
Other	74	71	4%	7%
Total Revenue	$1,536	$1,517	1%	4%

Software	$467	$460	2%	3%
Services	585	601	(3%)	1%
Hardware	484	456	6%	9%
ATM	236	195	21%	27%
SCO/POS	248	261	(5%)	(3%)
Total Revenue	$1,536	$1,517	1%	4%

Banking revenue increased 5% due to 21% growth in ATM revenue driven by higher backlog conversion. The revenue growth was mainly driven by strength in North America. Foreign currency fluctuations had an unfavorable impact of 4% on the revenue comparison.

Retail revenue decreased 2% driven by a large implementation services project in the prior year partially offset by higher payment processing revenue and strength in self-checkout revenue. Foreign currency fluctuations had an unfavorable impact of 3% on the revenue comparison.

Hospitality revenue decreased 5% driven by lower hardware revenue partially offset by higher cloud and payments revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Gross Margin
First quarter gross margin of $411 million decreased from $420 million in the prior year period. Gross margin rate was 26.8%, down from 27.7%. First quarter gross margin (non-GAAP) of $425 million decreased from $431 million in the prior year period. Gross margin rate (non-GAAP) was 27.7%, down from 28.4%. The decreases in gross margin were primarily due to decreases in the Retail and Hospitality segments partially offset by an increase in the Banking segment.

Expenses
First quarter operating expenses of $311 million was flat with the prior year period. First quarter operating expenses (non-GAAP) of $278 million decreased from $283 million in the prior year period. The decrease in operating expenses (non-GAAP) was primarily due to cost reduction benefits realized.

Operating Income
First quarter income from operations of $100 million decreased from $109 million in the prior year period. First quarter operating income (non-GAAP) of $147 million decreased from $148 million in the prior year period.

Other (Expense)
First quarter other (expense) of $53 million increased from $46 million in the prior year period. First quarter other (expense) (non-GAAP) of $53 million increased from $46 million in the prior year period. The increase was due to higher interest expense.

Income Tax Expense (Benefit)
First quarter income tax expense of $9 million increased from $7 million in the prior year period. The first quarter effective income tax rate was 19% compared to 11% in the prior year period. First quarter income tax expense (non-GAAP) of $20 million increased from $16 million in the prior year period. The first quarter effective income tax rate (non-GAAP) was 21% compared to 16% in the prior year period. Income tax increased primarily due to favorable audit settlements realized in the prior year period offset by lower income before taxes in the quarter.

Net Income from Continuing Operations Attributable to NCR
First quarter net income from continuing operations attributable to NCR of $37 million decreased from net income from continuing operations of $55 million in the prior year period. First quarter net income from continuing operations attributable to NCR (non-GAAP) of $73 million decreased from $85 million in the prior year period.

Cash Flow
First quarter cash used by operating activities of $16 million decreased from cash used by operating activities of $24 million in the prior year period. Free cash outflow was $87 million in the first quarter of 2019 as compared to $99 million in the first quarter of 2018.
Restructuring and Transformation Initiatives
Our previously announced transformation and restructuring initiatives continue to progress. Our services performance and profit improvement program continues to deliver revenue growth and margin expansion. Our manufacturing transformation initiatives to move to a variable cost structure by reducing the number of manufacturing plants and ramping up production with contract manufacturers is substantially complete. Additionally, we are executing our spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. This initiative will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. The benefits generated from the spend optimization program will largely offset higher real estate and people costs incurred in 2019. We incurred a pre-tax charge of $26 million in the first quarter of 2019 with a cash impact of $18 million. In 2019, for all initiatives, we expect to incur a pre-tax charge of $60 million and a cash impact of $70 million to $80 million.

Full Year 2019 Outlook

We are reaffirming our 2019 guidance. Our revenue growth is expected to be approximately 1% to 2%. Our GAAP diluted earnings per share guidance is expected to be $1.91 to $2.01, and our non-GAAP diluted earnings per share guidance is expected to be $2.75 to $2.85. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% to 24% for 2019 compared to 21% in 2018. We expect net income attributable to NCR to be $290 million to $305 million and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) to be $1.04 billion to $1.08 billion. Additionally, we expect cash flow from operations to be $705 million to $730 million and free cash flow to be $300 million to $350 million.

2019 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the first quarter 2019 results and guidance for full year 2019. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 6612880.

More information on NCR’s Q1 2019 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail, hospitality, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s financial guidance and outlook (including the section entitled “Full Year 2019 Outlook” and the tables entitled "Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)" and "Reconciliation of Net Income for Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)"; NCR’s areas of focus on strategic growth and expected results and impact of its spend optimization program in 2019; NCR’s expected areas of focus to drive growth and create long-term stockholder value;NCR's cost savings program and its expected benefits in 2019; NCR’s expected free cash flow generation and capital allocation strategy; earnings per share; the effective tax rate in 2019; and the expected impact of NCR's previously announced restructuring and transformation activities. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q1 2019	Q1 2018
Gross Margin (GAAP)	$411	$420
Transformation and restructuring costs	8	4
Acquisition-related amortization of intangibles	6	7
Gross Margin (Non-GAAP)	$425	$431

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q1 2019	Q1 2018
Gross Margin Rate (GAAP)	26.8%	27.7%
Transformation and restructuring costs	0.5%	0.2%
Acquisition-related amortization of intangibles	0.4%	0.5%
Gross Margin Rate (Non-GAAP)	27.7%	28.4%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q1 2019	Q1 2018
Operating Expenses (GAAP)	$311	$311
Transformation and restructuring costs	(18)	(12)
Acquisition-related amortization of intangibles	(15)	(16)
Operating Expenses (Non-GAAP)	$278	$283

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q1 2019	Q1 2018
Income from Operations (GAAP)	$100	$109
Transformation and restructuring costs	26	16
Acquisition-related amortization of intangibles	21	23
Operating Income (Non-GAAP)	$147	$148

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q1 2019	Q1 2018
Income Tax Expense (GAAP)	$9	$7
Transformation and restructuring costs	6	4
Acquisition-related amortization of intangibles	5	5
Income Tax Expense (Non-GAAP)	$20	$16

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q1 2019	Q1 2018
Net Income from Continuing Operations Attributable to NCR (GAAP)	$37	$55
Transformation and restructuring costs	20	12
Acquisition-related amortization of intangibles	16	18
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$73	$85

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)

	Q1 2019 Actual	Q1 2018 Actual	2019 Guidance(2)
Diluted Earnings Per Share (GAAP) (1)	$0.20	$0.35	$1.91 - $2.01
Transformation & restructuring costs	0.13	0.08	0.31
Acquisition-related amortization of intangibles	0.11	0.12	0.48
Acquisition-related costs	—	—	0.05
Diluted Earnings Per Share (non-GAAP) (1)	$0.48	$0.56	$2.75 - $2.85

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and may or may not be significant.

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q1 2019 Actual	2019 Guidance
Net Income Attributable to NCR (GAAP)	$37	$290 - $305
Transformation and restructuring costs	26	60
Acquisition-related amortization of intangibles	21	95
Acquisition-related costs	—	10
Interest, net	44	180 - 195
Taxes	9	85 - 95
Depreciation & Amortization (excluding acquisition-related amortization of intangibles)	58	240
Stock Compensation	23	80
Adjusted EBITDA (Non-GAAP)	$218	$1,040 - $1,080

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q1 2019 QTD	Q1 2018 QTD
Net cash used by operating activities	$(16)	$(24)
Total capital expenditures	(65)	(71)
Net cash used in discontinued operations	(6)	(4)
Free cash flow	$(87)	$(99)

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended March 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Banking	5%	(4)%	9%
Retail	(2)%	(3)%	1%
Hospitality	(5)%	(1)%	(4)%
Other	4%	(3)%	7%
Total Revenue	1%	(3)%	4%

	Three months ended March 31, 2019
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	2%	(1)%	3%
Services	(3)%	(4)%	1%
Hardware	6%	(3)%	9%
ATM	21%	(6)%	27%
SCO/POS	(5)%	(2)%	(3)%
Total Revenue	1%	(3)%	4%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	Three Months
	2019	2018
Revenue
Products	$539	$526
Services	997	991
Total Revenue	1,536	1,517
Cost of products	453	420
Cost of services	672	677
Total gross margin	411	420
% of Revenue	26.8%	27.7%
Selling, general and administrative expenses	252	245
Research and development expenses	59	66
Income from operations	100	109
% of Revenue	6.5%	7.2%
Interest expense	(45)	(41)
Other expense, net	(8)	(5)
Total other expense, net	(53)	(46)
Income from continuing operations before income taxes	47	63
% of Revenue	3.1%	4.2%
Income tax expense	9	7
Income from continuing operations	38	56
Loss from discontinued operations, net of tax	—	(35)
Net income	38	21
Net income attributable to noncontrolling interests	1	1
Net income attributable to NCR	$37	$20
Amounts attributable to NCR common stockholders:
Income from continuing operations	$37	$55
Dividends on convertible preferred stock	(13)	(12)
Income from continuing operations attributable to NCR common stockholders	24	43
Loss from discontinued operations, net of tax	—	(35)
Net income attributable to NCR common stockholders	$24	$8
Income per share attributable to NCR common stockholders:
Income per common share from continuing operations
Basic	$0.20	$0.36
Diluted (1)	$0.20	$0.35
Net income per common share
Basic	$0.20	$0.07
Diluted (1)	$0.20	$0.06
Weighted average common shares outstanding
Basic	119.3	119.2
Diluted (1)	122.2	123.8

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	Three Months
	2019	2018	% Change	% Change Constant Currency
Revenue by segment
Banking	$758	$721	5%	9%
Retail	511	521	(2)%	1%
Hospitality	193	204	(5)%	(4)%
Other	74	71	4%	7%
Total Revenue	$1,536	$1,517	1%	4%
Operating income by segment
Banking	$95	$84
Banking operating income margin %	12.5%	11.7%
Retail	26	35
Retail operating income margin %	5.1%	6.7%
Hospitality	16	19
Hospitality operating income margin %	8.3%	9.3%
Other	10	10
All Other operating income margin %	13.5%	14.1%
Subtotal-segment operating income	$147	$148
Total Revenue operating income margin %	9.6%	9.8%
Other adjustments (1)	47	39
Total income from operations	$100	109

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended March 31
	Three Months
In millions	2019	2018
Transformation and restructuring costs	$26	$16
Acquisition-related amortization of intangible assets	21	23
Total other adjustments	$47	$39

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$414	$464
Accounts receivable, net	1,335	1,356
Inventories	874	806
Other current assets	393	397
Total current assets	3,016	3,023
Property, plant and equipment, net	373	359
Goodwill	2,705	2,692
Intangibles, net	573	595
Operating lease assets	433	—
Prepaid pension cost	148	140
Deferred income taxes	453	448
Other assets	497	504
Total assets	$8,198	$7,761
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$297	$185
Accounts payable	788	897
Payroll and benefits liabilities	184	238
Contract liabilities	566	461
Other current liabilities	546	501
Total current liabilities	2,381	2,282
Long-term debt	2,914	2,980
Pension and indemnity plan liabilities	760	759
Postretirement and postemployment benefits liabilities	120	118
Income tax accruals	93	91
Operating lease liabilities	406	—
Other liabilities	184	259
Total liabilities	6,858	6,489
Redeemable noncontrolling interests	14	14
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.9 and 0.9 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively; redemption amount and liquidation preference of $883 and $871 as of March 31, 2019 and December 31, 2018, respectively	872	859
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2019 and December 31, 2019, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 119.8 and 118.7 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1	1
Paid-in capital	48	34
Retained earnings	630	606
Accumulated other comprehensive loss	(230)	(246)
Total NCR stockholders' equity	449	395
Noncontrolling interests in subsidiaries	5	4
Total stockholders' equity	454	399
Total liabilities and stockholders' equity	$8,198	$7,761

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2019	2018
Operating activities
Net income	$38	$21
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	35
Depreciation and amortization	81	86
Stock-based compensation expense	23	14
Deferred income taxes	(5)	4
Changes in assets and liabilities:
Receivables	21	(114)
Inventories	(68)	(42)
Current payables and accrued expenses	(192)	(77)
Contract liabilities	100	75
Employee benefit plans	(4)	(3)
Other assets and liabilities	(10)	(23)
Net cash used in operating activities	(16)	(24)
Investing activities
Expenditures for property, plant and equipment	(22)	(29)
Additions to capitalized software	(43)	(42)
Business acquisition, net	(6)	—
Other investing activities, net	3	(3)
Net cash used in investing activities	(68)	(74)
Financing activities
Short term borrowings, net	7	(1)
Payments on term credit facilities	(17)	(34)
Payments on revolving credit facilities	(375)	(498)
Borrowings on revolving credit facilities	430	613
Repurchases of Company common stock	—	(165)
Proceeds from employee stock plans	4	5
Tax withholding payments on behalf of employees	(13)	(11)
Net cash provided by (used in) financing activities	36	(91)
Cash flows from discontinued operations
Net cash used in discontinued operations	(6)	(4)
Effect of exchange rate changes on cash and cash equivalents	1	5
Decrease in cash, cash equivalents, and restricted cash	(53)	(188)
Cash, cash equivalents and restricted cash at beginning of period	476	543
Cash, cash equivalents, and restricted cash at end of period	$423	$355

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule E

	2018
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Banking	$721	$725	$795	$942	$3,183
Retail	521	537	483	556	2,097
Hospitality	204	198	193	222	817
Other	71	77	79	81	308
Total Revenue	$1,517	$1,537	$1,550	$1,801	$6,405
Operating income by segment
Banking	$84	$94	$102	$132	$412
Banking operating income margin %	11.7%	13.0%	12.8%	14.0%	12.9%
Retail	35	41	29	37	142
Retail operating income margin %	6.7%	7.6%	6.0%	6.7%	6.8%
Hospitality	19	19	15	32	85
Hospitality operating income margin %	9.3%	9.6%	7.8%	14.4%	10.4%
Other	10	11	15	13	49
Other operating income margin %	14.1%	14.3%	19.0%	16.0%	15.9%
Subtotal-segment operating income	$148	$165	$161	$214	$688
Total operating income margin %	9.8%	10.7%	10.4%	11.9%	10.7%
Other adjustments (1)	39	271	36	151	497
Total income from operations	$109	$(106)	$125	$63	$191

(1)	The following table presents the other adjustments for NCR:

	2018
In millions	Q1	Q2	Q3	Q4	Total
Restructuring and transformation costs	$16	$66	$16	$125	$223
Asset impairment charges	—	183	—	—	183
Acquisition-related amortization of intangible assets	23	21	20	21	85
Acquisition-related costs	—	1	—	5	6
Total other adjustments	$39	$271	$36	$151	497

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule F

	2017
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Banking	$704	$764	$828	$879	$3,175
Retail	509	544	528	588	2,169
Hospitality	195	210	230	243	878
Other	70	75	77	72	294
Total Revenue	$1,478	$1,593	$1,663	$1,782	$6,516
Operating income by segment
Banking	$68	$105	$123	$125	$421
Banking operating income margin %	9.7%	13.7%	14.9%	14.2%	13.3%
Retail	49	61	57	64	231
Retail operating income margin %	9.6%	11.2%	10.8%	10.9%	10.7%
Hospitality	32	34	38	36	140
Hospitality operating income margin %	16.4%	16.2%	16.5%	14.8%	15.9%
Other	9	12	16	11	48
Other operating income margin %	12.9%	16.0%	20.8%	15.3%	16.3%
Subtotal-segment operating income	$158	$212	$234	$236	$840
Total operating income margin %	10.7%	13.3%	14.1%	13.2%	12.9%
Other adjustments (1)	43	37	35	34	149
Total income from operations	$115	$175	$199	$202	$691

(1)	The following table presents the other adjustments for NCR:

	2017
In millions	Q1	Q2	Q3	Q4	Total
Restructuring and transformation costs	$13	$8	$5	$3	$29
Acquisition-related amortization of intangible assets	29	28	29	29	115
Acquisition-related costs	1	1	1	2	5
Total other adjustments	$43	$37	$35	$34	$149